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                                                                     Exhibit 8.1

                                          November 3, 1999



(214) 698-3100                                                     C 72956-00002

Petro Stopping Centers Holdings, L.P.
Petro Holdings Financial Corporation
6080 Surety Drive
El Paso, Texas  79905

     Re:  Exchange of Senior Discount Notes

Ladies and Gentlemen:

     At your request, we have examined the Registration Statement on Form S-4 (the "Registration Statement") of Petro Stopping Centers Holdings, L.P., a Delaware limited partnership, and Petro Holdings Financial Corporation, a Delaware corporation (collectively the "Company"), to be filed in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of the proposed issuance of up to $113,400,000 aggregate principal amount of the Company's 15% Series B Senior Discount Notes due 2008 in exchange for a like principal amount of the Company's outstanding 15% Senior Discount Notes due 2008.

     We hereby confirm our opinions set forth in the Registration Statement under the captions "Federal Income Tax Consequences" and "U.S. Federal Income Tax Considerations."

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the captions "Federal Income Tax Consequences," "Legal Matters" and "U.S. Federal Income Tax Considerations." In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under
Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

                                          Very truly yours,

                                          /s/  GIBSON, DUNN & CRUTCHER LLP
                                          --------------------------------
                                          GIBSON, DUNN & CRUTCHER LLP